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                                                                   EXHIBIT 14


                                  PRIMEDIA INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

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                                TABLE OF CONTENTS

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INTRODUCTION/GENERAL STATEMENT....................................................................1

     Understanding the Code.......................................................................1
     Violations of The Code.......................................................................1
     Reporting Violations; Confidentiality........................................................2
     Certificate of Compliance....................................................................2
     Waiver of Compliance ........................................................................3

BUSINESS CONDUCT AND PRACTICES....................................................................3

     Accuracy and Retention of Business Records...................................................3
     Company Property.............................................................................4
     Frauds and Thefts............................................................................4
     Payments and Gifts to Third Parties..........................................................5
     Money Laundering Prevention..................................................................5
     Privacy......................................................................................5
     Confidential Information.....................................................................6
     Computer Resources and Computer Security.....................................................7
     Intellectual Property........................................................................8

EMPLOYMENT PRACTICES..............................................................................9

     Employment of Closely Related Persons........................................................9
     Environmental, Health and Safety.............................................................9
     Drugs and Alcohol...........................................................................10
     Equal Employment Opportunity................................................................10
     Workplace Harassment........................................................................11
     Policy Against Antisocial Organizations.....................................................12
     Work and Life Resources.....................................................................12

ENVIRONMENT......................................................................................12

CONFLICTS OF INTEREST............................................................................13

     General Guidance............................................................................13
     Family Members and Close Personal Relationships.............................................13
     Ownership in Other Businesses...............................................................13
     Corporate Opportunities.....................................................................14
     Outside Employment, Affiliations or Activities..............................................14
     Gifts, Gratuities and Entertainment.........................................................15
     Fair Dealing................................................................................15
     Relationships with Suppliers................................................................15
     Samples.....................................................................................16
     Consultants and Agents......................................................................16
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COMPLIANCE WITH LAWS AND INSIDER TRADING.........................................................16

PRODUCT QUALITY AND REGULATORY COMPLIANCE........................................................17

MARKETING PRACTICES, ANTITRUST AND UNFAIR COMPETITION............................................18

     Advertising and Sales ......................................................................18
     Competitive Information.....................................................................18
     Antitrust...................................................................................18
     Unfair Competition..........................................................................20

RELATIONS WITH GOVERNMENT AGENCIES AND OUTSIDE ORGANIZATIONS.....................................20

     Generally...................................................................................20
     Selling to Government Institutions..........................................................20
     Political Contributions and Activities......................................................20
     Personal Involvement and PACs...............................................................21
     Government Procurement......................................................................21
     Responding to Government and Other Inquiries................................................21
     Tax Violations..............................................................................22
     Media Relations.............................................................................22
     Investor Relations..........................................................................22

DOING BUSINESS INTERNATIONALLY...................................................................23

     Generally...................................................................................23
     Foreign Corrupt Practices Act...............................................................23
     Export Control Laws.........................................................................24
     Imports.....................................................................................24
     International Boycotts......................................................................24
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INTRODUCTION/GENERAL STATEMENT

The following Code of Ethics sets forth the guiding principles for all of the Company's employees to follow so as to ensure that the Company's core values of honesty, fair dealing, ethical business practice, and full disclosure are followed by all.

COMPLIANCE WITH THE CODE

UNDERSTANDING THE CODE

The Company takes this Code of Conduct very seriously. All employees must follow the ethical standards set forth in this Code and are obligated to report, in a timely fashion, any possible violations of our ethical standards that they may witness. Doing so is not an act of disloyalty, but an action that shows your sense of responsibility and fairness to your fellow employees, our customers, suppliers and shareholders. Reporting in good faith possible ethical violations by others will not subject you to reprisal. In fact, retaliation or punishment for reporting suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company of any questionable situation is against the law.

It is the responsibility of employees to read carefully and understand this Code, but we do not expect this Code to answer every possible question an employee may have in the course of conducting business. Furthermore, if employees are concerned about an ethical situation or are not sure whether specific conduct meets the Company's standards of conduct, employees are responsible for asking their supervisors, managers or other appropriate personnel any questions that they may feel are necessary to understand the Company's expectations of them. A good basis for deciding when to get advice is to ask whether the conduct might be embarrassing to the Company or the employees involved if the details were fully disclosed to the public. If it might, employees should seek clarification from their supervisors, managers or other appropriate personnel.

VIOLATIONS OF THE CODE

Employees who fail to comply with these policies, including supervisors who fail to detect or report wrongdoing, may be subject to disciplinary action up to and including termination of employment. The following are examples of conduct that may result in discipline:
   -  actions that violate a Company policy
   -  requesting others to violate a Company policy
   - failure to promptly raise a known or suspected violation of a Company policy
   - failure to cooperate in Company investigations of possible violations of a Company policy
   -  retaliation against another employee for reporting an integrity concern
   - failure to demonstrate the leadership and diligence needed to ensure compliance with Company policies and applicable law

It is important to understand that violation of certain of these policies may subject the Company and the individual employee involved to civil liability and damages, regulatory sanction and/or criminal prosecution. The Company is responsible for satisfying the

                                       -1-
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regulatory reporting, investigative and other obligations that may follow the identification of a violation.

REPORTING VIOLATIONS; CONFIDENTIALITY

The Company has established the following procedures employees can use for getting help with a potential issue or reporting a problem. When you believe you or another employee may have violated the Code or an applicable law, rule or regulation, it is your responsibility to immediately report the violation to your supervisor or to a representative of the local Human Resources Department. If you do not have a local Human Resources Department, you should report the violation to the Human Resources Department or Legal Department at the Company's Corporate Headquarters in New York City, 212-745-0100. Similarly, if you are a supervisor and you have received information from an employee concerning activity that he or she believes may violate the Code or that you believe may violate the Code, you should report the matter to Legal or Human Resources at Corporate Headquarters.

In addition, the Company has designated a core team of corporate officers who together form the PRIMEDIA Ethics Committee. These individuals represent another venue for you to pursue your concerns. The Ethics Committee includes:

BRUCE ABRAHAMS, VICE PRESIDENT, INTERNAL AUDIT
Tel: 212- 204-4514
e-mail: babrahams@primedia.com

REBECCA ALBRECHT, VICE PRESIDENT, HUMAN RESOURCES
Tel: 212-745-0160
e-mail: ralbrecht@primedia.com

CHRISTOPHER FRASER, SENIOR VICE PRESIDENT, LAW
Tel: 212-745-0628
e-mail: cfraser@primedia.com

Throughout this Code, when appropriate, we have designated specific contacts for specific issues. If no contact is listed, please follow the procedure outlined above to report any issues or to ask any questions that you may have. If you don't know where to go, contact one of the three Ethics Committee members listed above.

All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances. As mentioned above, no employee will be subject to retaliation or punishment for reporting suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company of any questionable situation.

The Company is also in the process of establishing an Audit Hotline pursuant to which you can report (anonymously, if you prefer) any concerns about improper accounting practices or audit-related issues. You will be informed of matters relating to this Hotline in the very near future.

                                       -2-
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CERTIFICATE OF COMPLIANCE

On an annual basis, the Company will ask the senior financial personnel at each operating unit of the Company and the Company's principal financial officer and principal accounting officer and select employees to certify that they are "aware of and are in compliance with the Company's policies on ethical behavior." The certificate also requires that these financial officers and other employees list any violations or questionable activities they have witnessed or heard about, or certify that they are not aware of any such activities.

In addition, all prospective employees will agree as a condition of employment that "if they are employed by the Company" they will comply with the Company's policies with respect to business conduct and ethics. Lastly, new employees will be provided with information on the Company's ethical principles and values, as well as the recommended process for addressing ethical dilemmas.

Once again, the Company wants you and every other employee to report possible violations of our ethical principles whenever you see them or learn about them. In fact, it is a requirement of your employment. And if you don't know whether something is a problem, ask.

WAIVER OF COMPLIANCE

In certain limited situations, the Company may waive application of the Code to employees, officers or directors. With respect to officers and directors, any such waiver requires the express approval of the board of directors of the Company. Furthermore, the Company will promptly disclose to its shareholders any such waivers granted to any of its officers or directors.

BUSINESS CONDUCT AND PRACTICES

ACCURACY AND RETENTION OF BUSINESS RECORDS

Employees involved in the preparation of the Company's financial statements must prepare those statements in accordance with Generally Accepted Accounting Principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial condition of the Company. Further, it is important that financial statements and related disclosures be free of material errors. In particular, Company policy prohibits any employee from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity (such as the New York Stock Exchange, or the Securities and Exchange Commission).

Company policy also prohibits any employee from directly or indirectly falsifying or causing others to falsify any company or client documentation. In addition, an employee must not omit or cause others to omit any material fact that is necessary to prevent a statement made in connection with any audit, filing or examination of the Company's financial statements from being misleading. Employees are prohibited from opening or maintaining any undisclosed or unrecorded corporate account, fund or asset or any account with a misleading purpose.

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The Record Management Committee consisting of the Company's Chief Information
Officer, Chief Financial Officer and General Counsel has company-wide responsibility for developing, administering and coordinating the record management program which establishes procedures for the retention, storage, retrieval and destruction of all records created or received by the Company. Records must be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as those pursuant to prudent business practices. Employees can contact the member of the Record Management Committee for specific information on record retention.

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an employee has reason to believe that a violation of the law has been committed or that a government investigation is about to be commenced, he or she must retain all records (including computer records) that could be relevant to an investigation of the matter, whether conducted by the Company or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to the Legal Department.

All Company books, invoices, records, accounts, funds and assets must be created and maintained to reflect fairly and accurately and in reasonable detail the underlying transactions and disposition of Company business. No entries may be made that intentionally conceal or disguise the true nature of any Company transaction.

In addition, if an employee believes that the Company's books and records are not being maintained in accordance with these requirements, the employee should report the matter directly to their supervisor or to a Corporate Responsibility Officer.

COMPANY PROPERTY

All directors, officers and other employees should protect the Company's assets and ensure their efficient use. The Company's assets, whether tangible or intangible, are to be used only by authorized employees or their designees and only for the legitimate business purposes of the Company.

Employees are not permitted to take or make use of, steal, or knowingly misappropriate the assets of the Company, including any confidential information of the Company, for the employee's own use, the use of another or for an improper or illegal purpose. Employees are not permitted to remove or dispose of anything of value belonging to the Company without the Company's consent. No employee may destroy Company assets without permission. Participation in unlawful activities or possession of illegal items or substances by an employee, whether on Company property or business or not, jeopardizes the employee's employment with the Company.

FRAUDS AND THEFTS

Company policy prohibits fraudulent activity and establishes procedures to be followed to ensure that incidents of fraud and theft relating to the Company are promptly investigated, reported and, where appropriate, prosecuted. Fraudulent activity can include actions committed by an employee that injure suppliers and customers/clients, as well as those that injure the Company and its employees.

                                       -4-
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Employees and agents who suspect that any fraudulent activity may have occurred must immediately report such concern to any member of the Corporate Responsibility Office. They should be contacted before any action is taken with respect to the individual accused of perpetrating the alleged business impropriety. Such allegations, if proven to be factual, will lead to the dismissal of the employee, the involvement of local law enforcement and actions to recover Company funds or property. No employee or agent may sign a criminal complaint on behalf of the Company without prior written approval of any member of the Corporate Responsibility Office.

PAYMENTS AND GIFTS TO THIRD PARTIES

Any payment made to a third party must be made only for identifiable services that were performed by the third party for the Company [or one of its clients]. In addition, the payment must be reasonable in relation to the services performed.

Employees are not permitted to give, offer or promise payments or gifts with the intent to influence (or which may appear to influence) a third party or to place such party under an obligation to the donor. Additional restrictions are imposed on dealings with foreign, federal, state or local government officials. There are also other public, as well as private, institutions that have established their own internal rules regarding the acceptance of gifts or entertainment. Employees should become familiar with any such restrictions affecting those with whom they deal.

MONEY LAUNDERING PREVENTION

The Company is committed to fully complying with all applicable anti-money laundering laws in the United States and throughout the world. To that end, each Company business unit has a due diligence process, tailored to its particular business environment, to obtain enough information and documentation about prospective customers, joint venture partners and affiliates to ensure that they are involved in legitimate business activities and that their funds come from legitimate sources.

Each business unit must identify the types of payments that have become associated with money laundering activity (for example, multiple money order or travelers checks, large amounts of cash, or checks on behalf of a customer from an unknown third party) and follow the rules that restrict or prohibit acceptance of them.

If employees encounter a warning sign that may indicate money laundering activity, they must promptly convey their concern to the Legal Department before proceeding further with any transaction.

PRIVACY

It is Company policy to protect individual consumer, medical, financial and other sensitive personal information that the Company collects from or maintain about personnel or individual consumers or customers by complying with all applicable privacy and data protection laws, regulations and treaties.

Employees must take care to protect individually identifiable personnel, consumer or customer information and other sensitive personal information from inappropriate or

                                       -5-
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unauthorized use or disclosure. Furthermore, employees must provide individual customers with, as required by law and by the Company's privacy policies:
   -  notice of relevant privacy policies
   - descriptions of the types of information being collected and the uses to be made of the information
   -  choices regarding certain uses of the information by your business
   -  access to the information for verification and correction
   -  security for the information

Employees may not acquire, use, or disclose individual personnel, consumer or customer information in ways that are inconsistent with the Company's privacy policies or with applicable laws or regulations. Finally, employees should consult with the Legal Department before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit individual personnel, consumer or customer information, medical or financial records, or other sensitive personal information.

CONFIDENTIAL INFORMATION

Company assets also include confidential and proprietary information relating to the present or planned business of the Company that has not been released publicly by authorized Company representatives. Confidential information is information not generally known to the public that a company would normally expect to be non-public and that might be harmful to the company's competitive position, or harmful to the Company or its customers if disclosed, and includes, but is not limited to:
   -  Computer programs, data, formulas, software and compositions;
   -  Customer, patient, employee and supplier information;
   -  Financial data;
   -  Inventions;
   -  Manufacturing processes and techniques;
   -  Marketing and sales programs;
   -  Compensation information;
   -  New product designs;
   -  Possible acquisition or divestiture activity;
   -  Pricing information and cost data;
   -  Regulatory approval strategies;
   -  Research and development information;
   -  Services techniques and protocols;
   -  Trade secrets and know-how;
   -  Strategic business plans

Except as specifically authorized or legally mandated, employees, consultants, agents and representatives are expected to maintain the confidentiality of information entrusted to them by the Company or its customers and shall not disclose or use, either during or subsequent to their employment by or the term of any other relationship with the Company, any such information they receive or develop during the course of Company employment or any such other relationship which is considered proprietary by the Company or its customers. Confidential information may be disclosed within the Company only on a need-to-know basis. Employees should not attempt to obtain confidential information that does not relate to their employment duties and responsibilities.

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Employees, consultants, agents and representatives may not discuss confidential matters in the presence or within hearing range of unauthorized persons, such as in elevators (even on Company property), restaurants, taxis, airplanes or other publicly accessible areas. Care should be used in the use of cellular telephones or other means of communication that are not secure. Confidential information may not be discussed with family, relatives, or business or social acquaintances.

In instances where it is appropriate for business reasons to disclose Company confidential information to third parties, the Legal Department must be contacted before the disclosure for preparation of an appropriate agreement that includes the necessary safeguards.

Furthermore, obtaining confidential information from a third party without adequate legal safeguards is improper and may expose the Company to legal risks. Accordingly, no employee, consultant, agent or representative may accept such information without the advice of the Legal Department and until an agreement in writing has been reached with the offeror. After such information is obtained, its confidentiality must be protected as provided in the agreement.

No employee, consultant, agent or representative may disclose or use any confidential information gained during Company employment or any other Company relationship for personal profit or to the advantage of the employee or any other person.

No prospective employee may be hired in order to obtain the person's specific knowledge of a former employer's confidential information, nor may any new employee be placed in a position that would inevitably require the individual to disclose or use a former employer's confidential information. Offering a job to an executive of a direct competitor requires the approval of the [Human Resources Department,] [Legal Department and the Company's President] [or any other appropriate department] before any active negotiations are undertaken.

COMPUTER RESOURCES AND COMPUTER SECURITY

The Company's computer resources are Company assets. Computer resources include, but are not limited to, all of the Company's processing hardware, software, networks and networking applications, and associated documentation. The Company expects all employees utilizing our computer and other electronic resources to observe the highest standard of professionalism at all times. This includes respecting and maintaining the integrity and security of all Company computer and communication systems, and utilizing those systems only for the furtherance of Company business. It also includes respecting the values of the Company, and each individual within it, by creating and sending only appropriate business-related messages. To this end, the following policies and principles apply:

      - Employees are responsible for ensuring the integrity and confidentiality of their unique user identification codes and passwords. Any suspected breach must be reported to appropriate management immediately.

      - Employees are not permitted to access a computer without authorization or to exceed authorized access with the intent of securing information contained in the Company's financial records or records concerning clients or other employees.

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      -  Employees are expected to log out of systems that do not support an automated log out process, when leaving them unattended.

      - Employees are not permitted to alter, damage or destroy information without authorization.

      - An employee's misappropriation, destruction, misuse, abuse or unauthorized use of computer resources is prohibited.

      - Employees may not obstruct the authorized use of a computer or information.

      - Employees are not permitted to use the Company's computer resources for personal gain.

      - Computer programs developed by employees using the Company's computer resources and developed within the scope of the employee's employment are the Company's property. All rights to and use of such property are reserved by the Company.

      - The Company reserves the right to monitor its computer resources in order to prevent their improper or unauthorized use.

      - Access to systems, data, and software must be restricted to authorized personnel, preauthorized by an employee's supervisor and consistent with his or her job responsibilities.

      - Employees may not utilize electronic mail systems, the Internet, or other electronic facilities for non-business related communications, and must adhere to applicable supervisory and regulatory requirements when utilizing such systems as part of their business function. The viewing, downloading or accessing of sexually explicit material is strictly prohibited.

      - All employees must comply with applicable copyright laws which impose certain restrictions on the use of computer software.

INTELLECTUAL PROPERTY

The Company's intellectual property is its most valuable asset. Intellectual property includes such things as trade secrets, trademarks, copyrights, editorial content, service marks and other proprietary information. Employees are required to protect and preserve the Company's intellectual property. In order to do so, employees are required to observe the following guidelines:

   - Employees must treat the Company's intellectual property as a trade secret; outside commercial or personal use is strictly prohibited. Any misappropriation of the Company's assets will be treated as a theft. In order to protect a trade secret, the information must be properly secured and treated as confidential.

   - Innovations are ideas concerning products or manufacturing processes and may be eligible for patent, copyrights, trademark or other trade secret protection. Unauthorized disclosures may jeopardize these valuable protections. Any intellectual property created on the Company's time and/or using the Company's resources is "work made for hire" under copyright law and all rights to such materials belong exclusively to the Company. Therefore, employees are required to consult with the Legal Department if they have any questions regarding such innovations or ideas.

                                       -8-
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   -  Copyright notice should appear on all materials and works produced at the
      Company, other than internal memoranda and routine correspondence. Employees must obtain permission from (Corporate Communications) prior to using the Company's name in marketing materials, press releases or press interviews.

Not all intellectual property in use at the Company is owned by the Company. Employees must respect others' intellectual property, and use such property only in accordance with the rights expressly granted to the Company.

As a general rule, U.S. copyright law makes it a federal crime to copy computer software or related documentation without the express authorization of the copyright owner. In addition, employees are not permitted to remove copyright notices from software or its documentation.

Many other countries have similar laws protecting intellectual property, and employees should consult with local representatives of the Legal Department before engaging in any activity discussed in this policy.

Copying copyrighted software and issuing additional copies for use by other employees of the Company or outside parties is PROHIBITED. Modification of vendor personal computer programs is also PROHIBITED unless the Company has been granted express rights to do so by the copyright owner. Failure to comply with software license agreements exposes the Company to potential litigation, and any employee misconduct in connection therewith is considered as a basis for termination.

Employees may not install software purchased personally on Company equipment for use by co-workers or others without permission and the appropriate license agreement. The Legal Department can assist employees in preparing, reviewing and/or negotiating license agreements.

"Multimedia" works - works which combine video, text, software and music - are also subject to copyright law, therefore, it is important that all multimedia presentations be reviewed by the Legal Department before they are presented outside the Company to assure that all licensing issues have been properly addressed.

EMPLOYMENT PRACTICES

EMPLOYMENT OF CLOSELY RELATED PERSONS

The Company wants to ensure that our workplace is fair and untainted by any possible perception of favoritism. It is Company policy not to employ persons closely related to a Company officer without required approvals.

Other closely related persons cannot be employed in jobs where one Company employee has effective control over any aspect of the related Company employee's job. Related Company employees may not share responsibility for control or audit of significant Company assets.

ENVIRONMENTAL, HEALTH AND SAFETY

It is Company policy to provide each of its employees with a safe and healthy workplace. The Company is also committed to the environment and all employees are expected to

                                       -9-
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support responsible environmental practices and Company initiatives to protect our communities. To support those policies, employees must abide by all Environmental, Health and Safety rules, regulations and practices and must assume responsibility for taking the necessary precautions to protect themselves, their co-workers and the communities in which we do business. While every employee is not expected to be expert in every health and safety or environmental requirement, employees are expected to understand those requirements that apply to their area of responsibility and to report accidents and unsafe practices or conditions to their supervisors or other designated persons. The Company will ensure that appropriate, timely action will be taken to correct unsafe conditions. Additionally, our facilities will be subject to periodic Environmental, Health and Safety assessments to help ensure compliance with all applicable laws and regulations.

DRUGS AND ALCOHOL

The Company expects employees to report to work in condition to perform their duties, free from the influence of alcohol or non-prescription drugs. Reporting to work under the influence of alcohol or any illegal drug, having an illegal drug in your system, using legal drugs inappropriately or using, possessing or selling illegal drugs while on the job or on Company property is forbidden and may result in immediate termination.

Off-the-job involvement with illegal drugs can have an impact on health and safety in the workplace. In order to establish and maintain a drug-free work environment, drug testing of employees will occur as permitted by applicable laws.

EQUAL EMPLOYMENT OPPORTUNITY

The diversity of the Company employees represents a tremendous asset. The Company provides equal employment opportunity in all aspects of employment including:

   -  Benefits
   -  Compensation
   -  Conditions/privileges of employment
   -  Corrective action
   -  Hiring
   -  Layoffs
   -  Recalls and terminations
   -  Recruiting
   -  Social/recreation programs
   -  Transfers
   -  Any educational assistance
   -  Upgrading/promotion

In all of these employment aspects, the Company provides equal employment opportunities to all employees without regard to race, color, creed, religion, national origin, sex, age, disability, physical attributes, sexual orientation or veteran status.

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DISCRIMINATION AND HARASSMENT


DISCRIMINATION/             PRIMEDIA Inc. and all its subsidiaries are committed
HARASSMENT                  to providing a work environment free of unlawful
                            discrimination and/or harassment. Discrimination or harassment is said to exist when an employee is treated differently from another employee on the basis of the employee's race, religion, color, sex, age, marital status, national origin, citizenship, sexual orientation, disability, veteran status or any other basis prohibited by law. Workplace discrimination or harassment based upon an employee's race, religion, color, sex, age, marital status, national origin, citizenship, sexual orientation, disability, veteran status or any other basis prohibited by law will not be tolerated.

SEXUAL                      PRIMEDIA does not condone or tolerate any type of
HARASSMENT                  unlawful harassment or inappropriate conduct which
                            would constitute sexual harassment or
                            discrimination, and violators of this policy will be subject to disciplinary procedures up to and including termination.

DEFINITION

Sexual harassment has been defined as unwelcome sexual advances, requests for sexual favors, and other verbal and physical conduct of a sexual nature, when:

-- submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment;

-- submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual;

-- such conduct has the purpose of unreasonably interfering with an individual's work performance or creating an intimidating, hostile or offensive working environment.

The following are examples of inappropriate conduct that is sexual in nature which, if it occurs at work or at work-related events, is prohibited by
PRIMEDIA:

-- comments, jokes or degrading language or behavior that is sexual in nature;

-- sexually suggestive objects, books, magazines, photographs, cartoons, pictures, calendars, posters, electronic communications or other materials;

-- unwelcome sexual advances, requests for sexual favors, or any sexual touching;

-- offering favorable terms or conditions of employment benefits in exchange for sexual favors, or threatening less favorable terms or conditions of employment if sexual favors are refused.

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EMPLOYEE'S RESPONSIBILITY

There are several options available to resolve complaints of any type of unlawful or inappropriate discrimination or harassment, including sexual harassment, or complaints of retaliation for having made such a complaint. You are strongly encouraged to report any incident to your Manager, your Human Resources Representative, or the Corporate Human Resources or Legal Department at PRIMEDIA Inc. PRIMEDIA is committed to taking prompt and appropriate steps to investigate and resolve any complaints. All calls will be handled as confidentially as possible within the necessary boundaries of the fact finding process and PRIMEDIA's legal obligations. PRIMEDIA strictly forbids retaliation in any form against any employee who brings a complaint of harassment in good faith. Every employee is expected to cooperate in a company-conducted investigation and any retaliation for such cooperation is strictly prohibited.

MANAGEMENT'S RESPONSIBILITY

Managers are responsible for creating a professional work environment free of unlawful harassment or discrimination. Managers who have a reasonable belief that unlawful harassment or discrimination is occurring in the workplace must immediately contact the Human Resources or Legal Department.

POLICY AGAINST ANTISOCIAL ORGANIZATIONS

The Company stands firmly against forces or organizations that threaten the order and security of the public.

WORK AND LIFE RESOURCES

The Company is committed to respecting employees as individuals and providing an environment that emphasizes a healthy balance between work, personal and family life. The Company recognizes that the changing work force and family composition is such that lines between work and personal life can be difficult to separate. An employee's ability to work may, at times, be affected by situations in their personal life. The Company can assist employees by providing information, resources or programs that better enable employees to actively manage personal aspects of their lives. Talk to the Human Resources Department for confidential assistance in finding help with work, family, personal matters, legal or financial issues, through an employee assistance program or similar resource.

ENVIRONMENT

The Company is committed to achieving environmental excellence. The Company strives to avoid adverse impact and injury to the environment and the communities in which we do business.

Employees must seek to minimize the impact of the Company's products, processes, and services on the environment. Facilities must comply with environmental laws and not operate without the required environmental permits, approvals, and controls. Facilities and business units must have an environmental plan in place, must follow that plan, and must update it annually. Responsible individuals must keep pollution-control equipment in proper working order. They must submit accurate and timely reports of the environmental information required by government agencies and the company. Facilities and business units will be subject to periodic audits of regulatory compliance.

CONFLICTS OF INTEREST

GENERAL GUIDANCE

A "conflict of interest" occurs when an individual's private interest interferes in any way - or even appears to interfere - with the interests of the corporation as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the company. Loans to, or guarantees of obligations of, such persons are of special concern.

Business decisions and actions must be based on the best interests of the Company. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect the Company's independent and sound judgment. Directors, officers and other employees may not have outside interests which conflict or appear to conflict with the best interests of the Company. Directors, officers and other employees are expected to act solely for the benefit of the Company and not be influenced by a personal interest that may result from other individual or business concerns. Conflicts of interest are to be scrupulously avoided, and if unavoidable, must be disclosed to the Company (whether through disclosure to the Board, in the case of a director or the Chief Executive Officer, or to your supervisor, in any other case) at the earliest opportunity. If you have any uncertainty about whether your actions or relationships present a conflict of interest, contact the Board of Directors, your supervisor or the Legal Department for guidance.

FAMILY MEMBERS AND CLOSE PERSONAL RELATIONSHIPS

Conflicts of interest may arise when doing business with or competing with organizations in which employees' family members have an ownership or employment interest. Family members include spouses, parents, children, siblings and in-laws. Employees may not conduct business on behalf of the Company and may not use their influence to get the Company to do business with family members or an organization with which an employee or an employee's family member is associated unless specific written approval has been granted in advance by the officer who leads such employee's business unit.

Directors, officers and other employees may not seek or accept loans or guarantees of obligations from the Company for themselves or their family members. Furthermore, employees may not seek or accept loans or guarantees of obligations (except from banks), for themselves or their family members, from any individual, organization or business entity doing (or seeking to do) business with the Company. Employees must report to their supervisor promptly all offers of the above type, even when refused.

OWNERSHIP IN OTHER BUSINESSES

Employees may not own, directly or indirectly, a significant financial interest in any business entity that does or seeks to do business with, or is in competition with, the Company unless specific written approval has been granted in advance by the Legal Department. As a guide, "a significant financial interest" is defined as ownership by an employee and/or family members of more than 1% of the outstanding securities/capital value of a corporation or that represents more than 5% of the total assets of the employee and/or family members.

Directors, officers and other employees are prohibited from directly or indirectly buying, or otherwise acquiring rights to any property or materials, when such persons know that the Company may be interested in pursuing such opportunity and the information is not public.

CORPORATE OPPORTUNITIES

It is Company policy that directors, officers and other employees may not take for themselves personally opportunities that are discovered through the use of Company property, information or position, nor may they use Company property, information, or position for personal gain. Furthermore, directors, officers and other employees may not compete with the Company. Employees, officers and directors have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

OUTSIDE EMPLOYMENT, AFFILIATIONS OR ACTIVITIES

Employees' primary employment obligation is to the Company. Any outside activity, such as a second job or self-employment, must be kept completely separate from their activities with the Company. Employees may not use company customers, suppliers, time, name, influence, assets, facilities, materials or services of other employees for outside activities unless specifically authorized by the Company, as in certain volunteer work.

The following activities require prior written approval from the Legal
Department:

   - Service as a director, trustee or officer of any business (other than a residential co-operative or condominium board).

   - Having an interest in any enterprise, even if family-related, other than investments made in the employee's personal brokerage accounts as discussed below.

   - Voting on, or participating in, any business matter involving another company in which the employee has a personal interest, including as a shareholder. However, an employee may exercise his or her rights as a shareholder of a publicly traded company without prior approval.

Further, employees may not do any of the following without first disclosing that fact in writing to their immediate supervisor and to the Legal Department:

   - Accept business opportunities, commissions, compensation or other inducements, directly or indirectly, from persons or firms that are customers, vendors or business partners of the Company.

   - Acquire Company property or services on terms other than those available to the general public or those specifically identified by the Company.

   - Engage in any conduct with customers, vendors, or any other person or entity with whom the Company does business or seeks to do business when the conduct might appear to compromise the employee's judgment or loyalty to the Company.

Additionally, if an employee's family member works for a business that is itself in direct competition with the Company, this circumstance must be disclosed to the Company.

Except with express written consent, employees who take a paid or unpaid leave of absence cannot use the leave for the purpose of obtaining other employment.

GIFTS, GRATUITIES AND ENTERTAINMENT

Employees and their family members must not accept, directly or indirectly, gifts, gratuities or entertainment from persons, firms, or corporations with whom the Company does or might do business that are greater than nominal in value. The Company does not offer gifts, gratuities or entertainment to persons, firms or corporations with whom the Company does or might do business, except for modest items and reasonable entertainment. Gifts, gratuities or entertainment that affect or give the appearance that the employee's business judgment could be affected must be avoided and refused. Gifts, gratuities and entertainment that are acceptable are only those that reflect common courtesies and responsible business practice. All gifts, gratuities and entertainment must be properly reported on expense statements.

There are some cases where refusal of a valuable gift would be offensive to the person offering it. This is particularly true when employees are guests in another country, and the gift is something from that country offered as part of a public occasion. In these cases, the employee to whom the gift was offered may accept the gift on behalf of the Company, report it to a supervisor and turn it over to the Company.

The Company, as a responsible corporate citizen, can make donations of money or products to worthy causes, including fundraising campaigns conducted by its customers. To remain an appropriate donation, the contribution should not be connected to any specific customer purchases or purchasing commitments.

Customer requests for donations of significant sums of money should be forwarded to a senior-level manager in your sales organization. Employees are not permitted to make a donation at a customer's request and then seek reimbursement from the Company as a business expense. All corporate donations must be approved and paid by the Company.

FAIR DEALING

Each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

RELATIONSHIPS WITH SUPPLIERS

The Company encourages good supplier relations. However, employees may not benefit personally, whether directly or indirectly, from any purchase of goods or services for or from the Company. Employees whose responsibilities include purchasing (be it merchandise, fixtures, services, real estate or other), or who have contact with suppliers, must not exploit their position for personal gain. Under no circumstances may any employee receive cash or cash equivalents for any supplier, whether directly or indirectly.

SAMPLES

It is accepted business practice for vendors to distribute samples to potential purchasers. Company policy is that, to the extent necessary to make a reasoned appraisal of new products, samples of such products may be accepted in small quantities only by employees responsible for procuring or merchandising such products.

CONSULTANTS AND AGENTS

Whenever it becomes necessary to engage the services of an individual or firm to consult for or represent the Company, special care must be taken to ensure that no conflicts of interest exist between the Company and the person or firm to be retained. Employees must also ensure that outside consultants and agents of the Company are reputable and qualified. Agreements with consultants or agents should be in writing.

No employee may indirectly or through an agent, do anything prohibited under the Company's Code. Agents are required to observe the same standards of conduct as Company employees when conducting business for the Company. These individuals should be given a copy of this manual - "CODE OF BUSINESS CONDUCT AND ETHICS." This requirement should be reflected in the agent's written agreement with the Company.

COMPLIANCE WITH LAWS AND INSIDER TRADING

The Company operates strictly within the bounds of the laws, rules and regulations that affect the conduct of our business. Directors, officers and other employees are expected to know and to follow the law. Supervisors, managers or other appropriate personnel must ensure that employees understand the values and are informed of the requirements relating to their jobs. They must also be available to answer employee questions or concerns and to guide them to other Company subject-matter experts when necessary. The Company's suppliers and agents, including representatives and consultants, must be informed as well. There are serious consequences for failing to follow any applicable laws, rules and regulations, up to and including termination of employment.

The Company's policy against insider trading is designed to promote compliance with securities laws and to protect the Company as well as company representatives from the very serious liability and penalties that can result from violations of these laws. The Company is committed to maintaining its reputation for integrity and ethical conduct and this policy is an important part of that effort.

Insider trading is both illegal and unethical. Federal and state securities laws and Company policy prohibit the buying or selling of securities on the basis of material, non-public information. Directors, officers and any other employees, at any level, who are aware of non-public material information related to the Company or any other businesses, may not, directly or indirectly, use such material non-public information in purchasing or selling any securities of the Company or these businesses. Directors, officers and any other employees prohibited from purchasing or selling the securities of the Company or other businesses because they possess material, non-public information, may not have any other person purchase or sell securities on their behalf. Any purchases or sales made by another person on their behalf will be attributable to them. Material non-public information may not be disclosed to any person outside the Company (including relatives, friends or business associates and regardless of the purpose for which such disclosure may be made) until authorized Company officials have adequately disclosed the information to the public. For any questions regarding these topics, please consult with the Legal Department.

Short-term investment activity in the Company's securities, such as trading in or writing options, arbitrage trading or "day trading," is not appropriate under any circumstances, and accordingly is prohibited. In addition, employees should not take "short" positions in the Company's securities.

Transactions in foreign securities markets are subject to the policies and procedures described in this Code. Certain jurisdictions may have stricter requirements than those discussed in this Code, and employees should always consult with their local Legal Department representatives with regard to such requirements.

"Material information" is any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities. Examples include acquisitions and divestitures, changes in key management, large contracts, material contract cancellations, new products or processes, earnings figures and trends, dividend changes and important information on litigation, contracts or joint ventures. In addition, It should be emphasized that material information does not have to relate to a company's business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. For any questions regarding the materiality of certain information, please consult the Legal Department.

Executive officers of the Company are frequently in possession of non-public material information. To prevent trading in Company stock while in possession of such confidential information, all executive officers should consult with the Legal Department before engaging in any trading of Company Stock. An "executive officer" is an officer of the Company or one of its subsidiaries who is required to report his or her Company stock holdings and transactions to the Securities and Exchange Commission ("SEC") on SEC Forms 3, 4 and 5.

PRODUCT QUALITY AND REGULATORY COMPLIANCE

The Company has established and maintains a regulatory compliance system that conforms to company requirements and complies with all applicable laws. The Company and its individual business units have developed systems to adhere to a variety of regulations applicable to our diverse business functions. Compliance and quality assessment are conducted either by business units or corporate staff to facilitate an objective analysis of operations.

Management is responsible for effectively communicating and training each employee on relevant quality and regulatory standards, the specifications each employee must meet and the procedures each must follow.

Each employee is responsible for the quality of his or her work, and for complying with policies and procedures. Employees must promptly report any violations of the law or suspected instances of nonconformance with procedures to management.

Each employee is personally liable for intentional violations of the law. Employees in a supervisory capacity may be liable for violations committed by employees under their supervision. Every employee is expected to be diligent in preventing, detecting and promptly reporting violations of the law or instances of non-conformance.

MARKETING PRACTICES, ANTITRUST AND UNFAIR COMPETITION

ADVERTISING AND SALES

You are responsible for truthfully conveying product and service attributes. You should not misstate facts or create misleading impressions in any advertising, packaging, literature or public statements. Omissions of important facts or overemphasis of certain material may be misleading; the total impression of the message must be considered.

COMPETITIVE INFORMATION

In the highly competitive global economy, information about competitors, suppliers and customers is a valuable asset. Employees must never seek, obtain or use information in violation of antitrust laws, laws protecting proprietary data or confidential relationships between employees and employers or that is known to have been obtained through unethical means or means that constitute an invasion of privacy. Appropriate information should be obtained from mutual customers or suppliers, not from the competitor itself.

If information is obtained by mistake that may constitute a trade secret or confidential information of another business, or if employees have questions about the legality of any information gathering process, such employees should contact the Legal Department promptly.

ANTITRUST

It is Company policy to comply fully with the antitrust laws that apply to our operations domestically and throughout the world. The underlying principle behind these laws is that a person who purchases goods in the marketplace should be able to select from a variety of products at competitive prices unrestricted by artificial restraints, such as price fixing, illegal monopolies and cartels, boycotts and tie-ins. We believe in these principles of free and competitive enterprise and are firmly committed to them.

Some violations of the antitrust laws are felonies. The U.S. government may also seek civil injunctions. In addition, injured private parties may sue for threefold their actual damages stemming from any antitrust violation, plus an award of attorneys' fees and the costs of bringing suit. In light of all these considerations, antitrust compliance is extremely important to the Company and all of its employees.

Antitrust and competition laws are very complex and voluminous and vary from country to country. The brief summary of the law below is intended to help employees recognize situations that have antitrust aspects so that they can then consult the Legal Department.

   - Discussion of any of the following subjects with competitors, whether relating to the Company's or the competitors' products, is prohibited: past, present or future prices, pricing policies, lease rates, bids, discounts, promotions, profits, costs, terms or conditions of sale, royalties, warranties, choice of customers, territorial markets, production capacities or plans and inventories. Selected items of such information may be discussed with competitors who are also suppliers to us or distributors of our manufactured products, but such discussions should be limited to what is necessary in the supplier/distribution context. We can discuss with a supplier/competitor its prices and terms and conditions of sale to us and we can discuss with a dealer/competitor our prices to that dealer for our manufactured products.

   - You must not discuss or agree with any competitor about what prices the Company and the competitor will charge a customer or customers, nor about other terms (e.g., credit) or conditions of sale.

   - Competitive prices may be obtained only from sources other than competitors, such as published lists and mutual customers.

   - If at any trade association meeting you become aware of any formal or informal discussion regarding the following topics, you should immediately leave the meeting and bring the matter to the attention of the Legal Department. Such topics include:
            -  Prices
            -  Discounts
            -  Exclusion of members
            -  Terms and conditions of sale
            -  Geographic market or product market allocations/priorities
            -  Bidding on specific contracts or customers
            -  Refusal to admit members or to deal with a customer
            - Standardization among members of terms, warranties or product specifications

   - Consult with the Legal Department and appropriate senior sales management before creating or terminating a relationship with, or refusing to sell to, a dealer, distributor, customer or prospective customer. While the Company is free to select its own customers, terminations and refusals to sell often lead to real or claimed antitrust violations.

   - Consult with the Legal Department early in the process of evaluating any proposed merger, acquisition or joint venture.

   - Distributors and dealers may resell Company products in accordance with their contracts at prices they independently establish and generally they may handle any competitive merchandise. You may not come to any understanding or agreement with a distributor or dealer concerning its resale prices. Limits on a distributor's territory or classes of customers must be reviewed with a member of the Legal Department prior to implementation.

   - It is against Company policy to make our purchases from a supplier dependent on the supplier's agreement to buy from us.

   - You may not unfairly disparage or undermine the products or services of a competitor, whether by advertisement, demonstration, disparaging comments or innuendo.

   - It is Company policy that all customers and suppliers be treated fairly and not be discriminated against.

UNFAIR COMPETITION

Federal and state laws prohibit unfair methods of competition and unfair or deceptive acts and practices. These laws, like antitrust laws, are designed to protect competitors and consumers. While it is impossible to list all types of prohibited conduct, some examples include:

   - Commercial bribery or payoffs to induce business or breaches of contracts by others;

   -  Acquiring a competitor's trade secrets through bribery or theft;

   - Making false, deceptive, or disparaging claims or comparisons regarding competitors or their products;

   -  Mislabeling products; and

   - Making affirmative claims concerning one's own products without a reasonable basis for doing so.

In particular, all public statements by or on behalf of the Company, including in connection with advertising, promotional materials, sales representations, warranties and guarantees, should always be truthful and have a reasonable basis in fact and should not be misleading or purposefully made easily susceptible of misinterpretation.

RELATIONS WITH GOVERNMENT AGENCIES AND OUTSIDE ORGANIZATIONS

GENERALLY

The Company must take special care to comply with all the special legal and contractual obligations applicable to transactions with government authorities. Violations of such laws may result in penalties and fines, as well as debarment or suspension from government contracting, or possible criminal prosecution of individual employees or the Company.

SELLING TO GOVERNMENT INSTITUTIONS

Employees must strictly adhere to the Anti-Kickback Act of 1986, which prohibits government contractors and subcontractors from giving or receiving anything of value in order to receive favorable treatment. In general, when involved with federal government contracts, employees should consult with sales personnel who have experience in this area.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

Employees must obey the laws of the United States and host countries in promoting the Company's position to government authorities and in making political contributions. Political contributions by the Company to United States federal, state or local political candidates may be prohibited or regulated under the election laws. Employees may not use corporate funds to contribute to a political party, committee, organization or candidate in connection with a federal campaign without the review and written approval of Company's Legal Department.

Good communications and relationships with federal, state and municipal elected and appointed officials are important to the Company. Public officials are Company customers and require an overall Company approach. Please refer to the "Doing Business Internationally" section of this Code concerning relations with foreign government officials.

PERSONAL INVOLVEMENT AND PACs

Employees are encouraged to participate in the political process. Voting, expressing views on public policy, supporting and contributing to candidates and political parties and seeking public office are a few of the ways employees may choose to be involved. In the conduct of their personal civic and political affairs, employees should at all times make clear that their views and actions are their own and are not those of the Company. The Company does not seek to limit the activities in which employees may participate on their own time, or the gifts or contributions they may voluntarily make with their own funds. Employees who seek elective office or accept appointive office must notify their manager and indicate how the duties of the office will affect their job performance.

GOVERNMENT PROCUREMENT

It is Company policy to sell to all customers, including government-related entities, in an ethical, honest and fair manner. Listed below are some of the key requirements of doing business with the government:

- Accurately representing which Company products are covered by government contracts.

-  Providing high-quality products at fair and reasonable prices.

-  Not offering or accepting kickbacks, bribes, gifts or other gratuities.

- Not soliciting or obtaining proprietary or source-selection information from government officials prior to the award of a contract.

- Hiring present and former government personnel only in compliance with applicable laws and regulations.

- Complying with laws and regulations ensuring the ethical conduct of participants in procurement set forth by federal, state and municipal agencies.

RESPONDING TO GOVERNMENT AND OTHER INQUIRIES

It is Company policy to cooperate with all reasonable requests concerning company operations from United States, state, municipal and foreign government agencies, such as the Federal Trade Commission, and the Department of Justice Employees must immediately forward any such requests, including requests for interviews or access for government officials to Company facilities and documents to the Legal Department and before any responsive action is taken. If you are unclear about your business unit's procedures in responding to such requests, notify the Legal Department immediately and wait for instructions before proceeding. Additionally, employees are not normally permitted to contact any regulatory entity or any governmental authority on behalf of the Company without prior approval of the Legal Department.

For those employees outside of the Legal Department who deal with regulatory entities and governmental authorities on a routine basis as part of their job function, referral to the Legal

Department is appropriate where an inquiry or contact is out of the ordinary course of business or involves a potential legal or disciplinary action of any kind.

Similarly, all inquiries or documents received from any attorney or legal representative not affiliated with the Company must be immediately forwarded to the Legal Department.

TAX VIOLATIONS

The Company and its employees, whether acting on behalf of the Company or individually, are not permitted to attempt to evade taxes or the payment of taxes. Neither should employees solicit clients on the basis of nor actively participate in assisting clients in attempting to evade the tax laws. The Company and its employees, whether acting on behalf of the Company or individually, are not permitted to (i) make false statements to local tax authorities regarding any matter, (ii) file fraudulent returns, statements, lists or other documents, (iii) conceal property or withhold records from local tax authorities, (iv) willfully fail to file tax returns, keep required records or supply information to local tax authorities, or (v) willfully fail to collect, account for or pay a tax.

To comply with Internal Revenue Service regulations, the Company requires that prizes awarded by the Company (or any of its U.S. affiliates) to employees in connection with business-related contests and promotions be reported to the Payroll Department for inclusion in the employee's reportable income.

The Company has additional tax obligations to its employees and local tax authorities. For example, it must provide wage statements to its employees, collect and deposit income and employment taxes and obtain licenses for the collection of foreign payment of interest or dividends.

In addition to complying with the tax laws, employees must cooperate fully with any regulatory entity or governmental authority. Moreover, employees may not interfere with the administration of the tax laws (e.g., bribing a tax agent). To this end, employees are required to respond immediately to inquiries from a tax authority, including summons to testify or produce books, accounts, records, memoranda or other papers.

MEDIA RELATIONS

In order to ensure professional and consistent handling, requests from the media should be referred to the Director of Corporate Events and Communications. Employees may not speak to a member of the media unless previously authorized to do so by the executive responsible for the employee's business unit. All individuals whose communications have been approved must restrict their comments to their specific area of expertise.

The following topics should not be discussed with the media, even during a generally authorized contact, without the prior approval of the specific content to be discussed:
            -  Client/customer/supplier relationships
            -  Trading information
            -  Financial Information
            -  Rumors
            -  Matters of litigation/arbitration involving the Company
            -  Regulatory matters involving the Company
            -  Proprietary information

            -  Company policy or strategy
            -  Human Resources issues
            -  Areas beyond the employee's business unit.

            If you are asked about any of these topics, politely explain that it is inappropriate for you to comment and refer them to the Director of Corporate Events and Communications. Be sure to inform the Director of the contact as soon as possible.

INVESTOR RELATIONS

In order to ensure that requirements regarding disclosure of business and financial information are properly complied with, and to ensure the consistency of messages, all inquiries to employees from the financial community, regardless of their nature, must be directed to the Senior Vice President - Investor Relations. Under no circumstances are employees authorized to speak with financial or securities analysts, institutional or individual investors, stock exchanges or credit rating agencies, or other members of the financial community.

DOING BUSINESS INTERNATIONALLY

GENERALLY

While the Company must adapt to business customs and market practices in global markets, all employees worldwide will adhere to applicable United States laws and regulations and these standards. Every employee in our international operations will also respect the laws, cultures and customs of all countries in which the Company operates and will conduct the Company's overseas activities in a way that contributes to development in all such locales.

FOREIGN CORRUPT PRACTICES ACT

The Company and its employees, agents, distributors and representatives will strictly comply with the United States Foreign Corrupt Practices Act of 1977 (and amendments) (FCPA). The FCPA reaches conduct occurring outside of the territorial boundaries of the United States and applies to domestic and foreign subsidiaries of the Company and to both U.S. citizens and non-U.S. citizens. Under this act:

   - The Company and its shareholders, directors, agents, officers and employees are prohibited from making or authorizing payment of either money or anything of value, directly or indirectly, to non-United States government officials, political parties or candidates for political office outside the United States to win or retain business or influence any act or decision of such officials.

   - All books, records and accounts, domestic and overseas, must accurately and fairly reflect business transactions and dispositions of the Company's assets.

   - A system of internal accounting controls must be maintained to provide adequate corporate supervision over the accounting and reporting activities at all levels.

   - Certain payments and gifts to non-United States employees whose duties are essentially ministerial or clerical may be permissible. It is often difficult to determine the legality of such payments under local law at a given location. You must consult with the Legal Department before authorizing or making any such payment.

EXPORT CONTROL LAWS

All employees and agents of the Company and its overseas subsidiaries must be scrupulous in complying with the letter and the spirit of United States export control laws and the export control laws of other countries where the Company does business.

United States regulations apply to both products and "technical data." Products include those manufactured in the United States, those containing United States parts and those manufactured in countries outside of the United States based on United States technology. Technical data ranges from software to written materials, such as product brochures. Such simple acts as sending a facsimile or allowing a foreign national to tour and observe some manufacturing processes could form the basis for a violation of export control laws.

The export controls of the United States and other countries in which the Company operates include restrictions on the countries, persons and entities with which we can trade and may in some instances require that licenses be obtained from appropriate governmental authorities before shipment. Exports may also be subject to control, based on the Commerce Control List classification of the items concerned, or based on the end user or end use of the items. Such restrictions apply to both sales and humanitarian gifts. Shipments to any entity outside the restricted countries are also prohibited if you know, or have reason to know that such an entity intends to re-export the Company's goods to one or more of those countries, or to a prohibited end user or end use.

For these reasons, no one should be involved in exports unless they have been trained and are working with the export compliance officer for their division. This includes situations in which we know our domestic customer intends to export what they buy from us or to export that which they want the Company to donate to them. Each exporting division must have export control procedures and an internal control program to ensure full compliance with applicable export control laws and regulations. Each exporting division will ensure that an export compliance officer is appointed to oversee the program and to provide guidance on export control issues to employees in that division. Because of the fluid international political environment, you should check with your export compliance officer if you are uncertain about a shipment. All employees and managers are responsible for advising their export compliance officer of any export control-related occurrence, development or investigation of possible legal significance to the Company.

IMPORTS

Although somewhat less complex, imports should be made by involving the division's import compliance officer who has been trained in import regulations, including entry procedures, import documentation and recordkeeping requirements, tariff classification, special duty programs, prohibitions or restrictions on imports from certain countries, etc.

INTERNATIONAL BOYCOTTS

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All employees and agents worldwide must comply with the spirit and letter of
United States laws and actions of the United Nations pertaining to activities associated with prohibited foreign economic boycotts.

United States antiboycott law is intended to prevent businesses from taking any action in support of a boycott imposed by a foreign country upon a country that is friendly to the United States.

These laws prohibit a variety of activities connected with boycotts, including:

   - Refusing to do business with boycotted countries and their citizens or companies "blacklisted" from doing business with these countries.

   - Furnishing information about the Company's or any person's past, present or prospective relationship with boycotted countries or "blacklisted" companies.

   - Furnishing information about any person's race, religion, sex or national origin or membership or support of charitable organizations supporting a boycotted country.

   - Discriminating against individuals or companies on the basis of race, religion, sex or national origin.

   - Paying, honoring or confirming letters of credit which contain any conditions or requirements that are prohibited by anti-boycott laws or regulations.

Such language may appear in contracts, purchase orders or shipping documents and you should be attentive to looking for clauses of this nature.

The law also requires that requests for information supportive of a boycott be reported to the United States government. Any such requests should be immediately directed to the Legal Department and they will advise you concerning reporting requirements and procedures.

Any director, officer or other employee who violates this policy, orders another to violate this policy, or knowingly permits a subordinate to violate this policy will be subject to appropriate disciplinary action.

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